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                                                                     Exhibit 5.1

                 [Clifford Chance Rogers & Wells LLP Letterhead]

July 5, 2000

Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida  33172



Ladies and Gentlemen:

            We have acted as counsel for Lennar Corporation (the "Company") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the proposed offer by the Company to exchange $325,000,000 aggregate principal amount of 9.95% Series B Senior Notes due 2010 (the "New Notes") of the Company for a like amount of privately placed 9.95% Series A Senior Notes due 2010 (the "Old Notes"). The New Notes will be issued pursuant to an Indenture dated as of May 3, 2000 by and between the Company and Bank One Trust Company, N.A., as trustee.

            Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when New Notes are issued in exchange for Old Notes in the manner set forth in the Registration Statement, the New Notes will be binding obligations of the Company.

            We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Clifford Chance Rogers & Wells